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                                                                   Exhibit 99(a)

                                Arrow Letterhead









                                                              December __, 2000

[Name]
[Address]
[City, State Zip]

         Re:  Close-out of the Wyle EPU Plan
              ------------------------------

Dear [Name]:


                  As you know, in connection with the Arrow-Wyle merger, the Wyle Electronics EPU Plan will be closed out and replaced with Arrow's traditional stock award programs. In this regard, Arrow has approved a program to convert and replace your previous award under the Wyle Electronics EPU Plan. The details of this program were fully described to you in a memorandum from Fran Scricco dated September 5, 2000.

                  Pursuant to this program, Arrow will grant to you: (1) [insert number] shares of freely and immediately tradable Arrow common stock, as to which Arrow will pay on your behalf the full amount of your normal federal and state withholding taxes (note that Arrow's payment of your withholding taxes will result in additional taxable income for you in the year in which Arrow pays such taxes and, thereby will increase your income tax liability); (2) [insert number] restricted shares of Arrow common stock pursuant to the terms of the Arrow Electronics, Inc. Restricted Stock Plan and the restricted share award agreement attached hereto as Exhibit A; and (3) a stock option to acquire [insert number] shares of Arrow common stock with an exercise price of $[insert] per share, pursuant to the terms of the Arrow Electronics, Inc. Stock Option Plan and the stock option award agreement attached hereto as Exhibit B.

                  In order to receive these awards, please sign below, to acknowledge that the above described awards are in full and complete satisfaction of Arrow's, Wyle's and their affiliates' obligations pursuant to your previous award under the Wyle Electronics EPU Plan, and return this countersigned letter to [name]. Thereafter, [name] will send you proper documentation with respect to the awards described above.

                  If you have any questions or comments regarding this letter, please call [name] at (516) [number].

                                   Sincerely,



                                   [Name]

Agreed & Accepted:



-------------------
[Name]

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